EXHIBIT 10.17

HULL NO 3015




                                    CONTRACT

                         FOR CONSTRUCTION AND SALE OF A

                       DYNAMIC POSITIONED SEMI-SUBMERSIBLE

                                 DRILLING VESSEL

                                     BETWEEN

                              DAEWOO CORPORATION &
                           DAEWOO HEAVY INDUSTRIES LTD

                                       AND

                          PETRODRILL CONSTRUCTION INC.


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                                      INDEX

                                                                            PAGE

     DEFINITIONS

1.   PURPOSE OF THIS CONTRACT

2.   DESIGN: PRINCIPAL DIMENSIONS AND CHARACTERISTICS:
     CLASSIFICATION: MANDATORY REGULATIONS: REGISTRATION

3.   CONTRACT PRICE

4.   PAYMENT SCHEDULE

5.   APPROVAL OF PLANS: SUBCONTRACTING

6.   VARIABLE LOAD CAPACITY

7.   MODIFICATIONS AND ALTERATIONS

8.   INSPECTION

9.   PLANNED PROGRAMME, PROGRESS CONTROL AND REPORTING

10.  TITLE

11.  RISK AND INSURANCE

12.  LOSS OR DAMAGE TO THE VESSEL

13.  TRIALS: TECHNICAL ACCEPTANCE

14.  DELIVERY OF THE VESSEL

15.  EXTENSION OF TIME FOR DELIVERY: PERMISSIBLE DELAY

16.  DELAY IN DELIVERY

17.  DEFECTS AND BUILDER'S GUARANTEE

18.  DEFAULT BY THE PURCHASER

19.  DEFAULT BY THE BUILDER

20.  PATENT INDEMNITY

21.  NOT USED

22.  TAXES AND DUTIES

23.  ASSIGNMENT

24.  PRIORITY OF DOCUMENTS


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25.  NOTICES

26.  RECORDS AND AUDITS

27.  LAW

28.  DISPUTES

29.  MISCELLANEOUS

30.  SPARE PARTS

31.  SAFETY AND HEALTH STANDARDS

32.  EFFECTIVENESS


APPENDICES

APPENDIX I         LIST OF PRINCIPAL DRAWINGS AND OTHER CONTRACT DOCUMENTS

APPENDIX II        PLANNED PROGRAMME

APPENDIX IIA       LISTED ITEMS

APPENDIX III       FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

APPENDIX IV        FORM OF REFUND GUARANTEE

APPENDIX V         FORM OF STAGE CERTIFICATE

APPENDIX VI        SCHEDULE OF LABOUR COSTS FOR MODIFICATIONS

APPENDIX VII       LIST OF CERTIFICATES TO BE SUPPLIED ON DELIVERY OF THE VESSEL

APPENDIX VIII      MAKERS LIST


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                                    CONTRACT

                FOR CONSTRUCTION AND SALE OF A DYNAMIC POSITIONED
                        SEMI-SUBMERSIBLE DRILLING VESSEL

This CONTRACT made this 9th day of April 1998, by and between:-

DAEWOO CORPORATION & DAEWOO HEAVY INDUSTRIES LTD both corporations organised under the laws of Republic of Korea (hereinafter jointly and severally called "Builder"), both having their principal offices at 541, 5-GA, Namdaemunro, Jung-Gu, Seoul, Korea,

and

PETRODRILL CONSTRUCTION INC a corporation organised under the laws of Bahamas (hereinafter called "Purchaser"), having its principal office at:
Suite 205, Saffrey Square PO Box N8188, Nassau, Bahamas

WITNESSETH THAT THE PARTIES HAVE AGREED AS FOLLOWS:-

      DEFINITIONS

In this Contract the following expressions shall have the meanings hereby assigned to them:-

      "Banking Day" means any day on which banks in each of London, New York and Seoul are open for the transaction of normal banking business;

      "Basic Design" means the drawings as detailed in section 99000 Appendix to the Specification.

      "Classification Society" means Lloyds Register of Shipping;

      "Classification Surveyor" shall mean any surveyor appointed by the Classification Society to supervise the Vessel's construction;

      "Contract Price" means the price stated in Clause 3.1;

      "Contractual Delivery Date" means the date referred to in Clause 14.1 as the same may from time to time be extended in accordance with the provisions of this Contract;

      "Contract Documents" means the Specifications, the Principal Drawings and the other documents listed in Appendix I;

      "Delivery" means the delivery by the Builder, and acceptance by the Purchaser, of the Vessel pursuant to Clause 14.2;

      "LIBOR" means the interest rate per annum which Citibank, London is offering to prime banks in the London Interbank market for deposits in United States Dollars for a three month period, determined at 11.00 a.m. London time, as quoted on the date from which interest is accrued under this Contract. All interest hereunder shall be calculated on the basis of a 360 day year and compounded quarterly and shall be paid on the date when payment is made of the sum on which interest is accrued:

      "Makers' List" means the list of contractors approved by the Purchaser and set out in Appendix VIII to the Specifications:

      "Mandatory Regulations" has the meaning assigned to it in Clause 2.7;


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      "Materials" means all materials and supplies, including, without limitation, all machinery, equipment, outfittings and spare parts (but excluding the Listed Items and Purchaser's Supplies), intended for the Vessel's construction to the extent that the same have been appropriated to, or incorporated in, the Vessel;

      "Planned Programme" means the programme for performance of this Contract by the Builder detailed in Appendix II hereto:

      "Plans" means those drawings, documents and specifications which are required under this Contract and the Specifications to be submitted to the Purchaser for approval;

      "Principal Drawings" means the drawings initialled by or on behalf of the Purchaser and the Builder and listed in Appendix I;

      "Purchasers Supplies" means all equipment supplied by the Purchaser for its own use on board the vessel which specifically excludes the Listed Items.

      "Specifications" means:-

            (a) Specification no P-95019 Jan 1998 rev I plus Addendum as issued March 1998 initialled by or on behalf of the Purchaser and the Builder on 1st April 1998; and

            (b) any additions or amendments thereto hereafter agreed between the parties;

      "Stage Certificate" means a certificate in the form set out in Appendix V,

      "Statutory Modifications" means modifications applicable to the Vessel as a result of changes to any of (i) the rules, regulations and requirements of the Classification Society or (ii) the Mandatory Regulations;

      "Working Day" means any day (other than Saturdays or Sundays) on which work is normally carried out at the Shipyard.

Further terms used in this Contract are defined hereinafter.

1.    PURPOSE OF THIS CONTRACT

1.1. Upon the terms and conditions set out in this Contract, the Builder, as an independent contractor. undertakes to design, construct, build, launch, equip, complete, test and load out at its shipyard at Okpo Korea (hereinafter called the "Shipyard") and sell and deliver to Purchaser or the Purchaser's nominee for the Contract Price referred to in Clause 3 below, one (1) fully operational and fit for purpose self-propelled Dynamic Positioned Semi-Submersible Drilling Vessel (hereinafter called the "Vessel") more fully described in Clause 2 below. Subject to the performance of the Builder's obligations hereunder, the Purchaser agrees to purchase and take delivery of the Vessel when duly completed.

1.2. References herein to the Vessel shall, except where otherwise expressly provided, be deemed to include all Materials.

2.    DESIGN: PRINCIPAL DIMENSIONS AND CHARACTERISTICS:
CLASSIFICATION:  MANDATORY REGULATIONS: REGISTRATION

2.1. The Vessel, which is to be assigned the Builder's Hull No 3015, shall be designed, constructed and completed in all respects in accordance with the Specifications. To the extent not defined in the Specifications, the Vessel's construction is to meet the generally acceptable offshore semi-submersible construction standards and practices, including without limitation such standards and practices relating to Quality Assurance. At the time of Delivery hereunder, the Vessel, which shall conform strictly with the terms and conditions of this Contract and the


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Specifications, shall be delivered safely afloat and ready for sail-out as a self-propelled Dynamic Positioned Semi Submersible Drilling Vessel.

      DESIGN

2.2. The basic elements of the Vessel's design (the "Basic Design") will be delivered by the Purchaser to the Builder. If the Builder considers that any aspect of the Basic Design might prevent the Vessel when constructed from complying with the requirements of Clause 2, it will inform the Purchaser accordingly and the Purchaser may either procure the modification of the Basic Design to remedy this deficiency or may require the Builder to modify the Basic Design to remedy this deficiency. If the Purchaser shall require the Builder to modify the Basic Design, the work required to do so shall constitute an Purchaser's Modification for the purposes of Clause 7 of this Contract.

2.3. The Builder shall develop a detailed design from the delivered Basic Design. It is expressly understood that the Purchaser shall be solely responsible for any errors, omissions and inconsistencies in the Basic Design. The Builder shall accept responsibility for its own work of developing the detailed working drawings from the Basic Design and all other design development work it shall perform in connection with this Contract.

      PRINCIPAL DIMENSIONS AND CHARACTERISTICS

2.4. The Vessel shall have the dimensions and characteristics stated in the Specifications.

      CLASSIFICATION

2.5. The Vessel shall be constructed under Special Survey of the Classification Society and in accordance with its rules, regulations and requirements current at the date of execution of this Contract, incorporating all additions and amendments thereof applicable to the Vessel in force or announced but awaiting ratification, enactment or implementation, so as to achieve on Delivery the following notation:-

      "Unrestricted Service O.U. +100A1, +LMC, UMS, DP (AA), PC, DRILL, OIWS

      with the descriptive notation

          Semi Submersible, self propelled drilling vessel"

free of all recommendations, reservations and qualifications of any nature whatsoever.

2.6. Decisions of the Classification Society as to whether or not the Vessel complies with its rules, regulations and requirements shall be final and shall bind both parties to this Contract.

      MANDATORY REGULATIONS

2.7. The Vessel shall also comply with (i) all requirements of the regulatory bodies listed in the Specifications and (ii) the following rules, regulations and requirements, in each case current at the date of execution of this Contract ((i) and (ii) being known herein jointly as the "Mandatory Regulations"):-

a. IMO, Resolution A 649 (16) adopted on 19 October 1989, Code for the Construction and Equipment of Mobile Offshore Drilling Units.

b. International Convention for the Safety of Life at Sea SOLAS 1974, protocols of 1978, 1981,1983 and all Amendments in force.

c. International Convention of Load Lines, 1966 with resolutions A 231 (VII) and A 320 (IX).

d. International Telecommunication Convention and Radio Regulation 1973, 1976 and 1982 and latest GMDSS Rules for radio communications.


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e.    International Convention for Tonnage Measurement 1967/1969.

f.    Suez Canal Tonnage Regulations.

g. International Convention for the Prevention of Pollution from Ships (MARPOL) 1974/1978, Consolidation Edition, IMO, 1991, including 1992 amendments to Annex 1.

h. International Regulations for Preventing Collision at Sea, 1972 including amendments.

i. International Labour Organisation (ILO) Convention No. 92 and No. 133 for crew accommodation.

j. International Electronical Commission (IEC), Electrical Installation in Ship Publication No. 92.

k.    API specifications as applicable.

      REGISTRATION

2.8 Vessel shall upon Delivery fly the Dutch Antilles flag and be registered in the Register of Shipping. Registration of the Vessel as aforesaid shall be effected by the Purchaser and all costs and expenses thereof shall be for the Purchaser's account.

3.    CONTRACT PRICE

3.1. In consideration of the performance by the Builder of all its obligations under this Contract the Purchaser shall pay to the Builder a Contract Price comprised of two elements:-

a. US $ 85,000,000 (the "Construction Price") which shall include the cost of installation of the Listed Items, and

b. a further amount, to be agreed between the parties hereto, in respect of the purchase cost of the Listed Items. The parties have provisionally budgeted this cost at US S 51 million and the aggregate of the same and the Construction Price is known herein as the "Provisional Contract Price" which is US $136,000,000

3.2. The Construction Price, which is exclusive of the cost of the Listed Items and Purchaser's Supplies, shall be a fixed price subject to upward or downward adjustment only in accordance with the provisions of Clause 7 hereof. It includes:-

a. the cost of the Vessel completed in accordance with the requirements of this Contract and the Specifications;

b. the cost of all tests and trials of the Vessel to be performed by the Builder in accordance with the specification;

c. the cost of procuring the classification of the Vessel and of obtaining all certificates and documents which are required to be delivered pursuant to this Contract and the Specifications; and

d. all other costs and expenses of the Builder as provided for herein or otherwise incurred by the Builder unless expressly provided herein as being for the Purchaser's account.

4.    PAYMENT SCHEDULE

4.1. The Purchaser shall pay the Contract Price to the Builder in five instalments as follows, the pre-delivery instalments being paid as advances and not as deposits:-


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      FIRST INSTALMENT:

10 per cent (ten %) of the Provisional Contract Price, being $13,600.000 shall be paid within three Banking Days of the Effective Date.

      SECOND INSTALMENT:

30 per cent (thirty %) of the Provisional Contract Price, being $40,800,000, shall be paid within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor ), certifying that it is 6 months after the Effective Date of the contract has taken place.

      THIRD INSTALMENT:

20 per cent (twenty %) of the Provisional Contract Price, being $27,200,000 shall be paid within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that Keel laying has taken place.

      FOURTH INSTALMENT:

20 per cent (twenty %) of the Provisional Contract Price $27,200,000, shall be paid within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that launch [ float out ] has taken place.

      FIFTH INSTALMENT:

20 percent(twenty %)of the Provisional Contract Price, together with the aggregate of (i) any excess of the Contract Price over the Provisional Contract Price and (ii) any increase or any decrease of the Contract Price arising from the provisions of Clauses 7 and 16 below, shall be paid upon Delivery.

4.2. The Builder shall notify the Purchaser in writing ten Banking Days in advance of the estimated dates of occurrence of each of the events before Delivery referred to above, excluding the First Instalment.

      REFUND GUARANTEE

4.3. The Builder shall at its own expense supply to the Purchaser concurrently with payment of the First Instalment of the Contract Price a letter of guarantee in favour of the Purchaser in the form attached as Appendix IV (the "Refund Guarantee"). Such guarantee shall be unconditional and be given by the Export-Import Bank of Korea as approved by the Purchaser.

      PAYMENT FOR MODIFICATIONS AND OTHER ITEMS

4.4. Any sums due to either parry under Clause 7 as a result of Purchaser's Modifications and/or Statutory Modifications shall be paid with the Instalment payment which becomes due on a milestone payment coming first after agreement on such modification.

      PAYMENT FOR FUELS ETC AND LIQUIDATED DAMAGES

4.5. All amounts due to the Purchaser (i) under Clause 13-2 hereof and (ii) by way of liquidated damages in respect of delay in Delivery under Clause 16 shall be calculated and determined before Delivery and shall be paid on, and as a condition of, Delivery.


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      PAYMENT PROCEDURES

4.6. Payment of sums due to the Builder in accordance with the provisions of this Contract shall be made, by telex transfer to the account of the Export-Import Bank of Korea Account No 04-029-695 at the Bankers Trust Company of New York. Church Street Station, New York, NY 10015, USA in favour of the Daewoo Corporation, free of all transfer charges.

4.7. If the date on which any payment is due in accordance with the provisions of this Contract does not fall on a Banking Day, payment shall be made on the immediately succeeding Banking Day.

5.    APPROVAL OF PLANS: SUBCONTRACTING

      APPROVAL OF PLANS

5.1. In respect of all Plans required for the completion of the works envisaged by this Contract, the same shall be submitted to the Purchaser in four copies as soon as possible following their production. The Purchaser shall, within fourteen (14) Calendar Days after receipt thereof, return to the Builder one copy of such Plans with the Purchaser's approval or the Purchaser's remarks and amendments (if any) written thereon. The approval of plans by the Purchaser shall not relieve the Builder of any of its obligations under this contract.

5.2. In the event that the Purchaser shall fail to return the Plans to the Builder within the time limit as herein above provided, such Plans shall be deemed to have been approved without comment.

5.3. The Builder shall take due note of the Purchaser's remarks and amendments (if any) on Plans submitted pursuant to this Clause and, if such remarks or amendments are not of such a nature or extent as to constitute modifications of the Specifications within the meaning of Clause 7 hereof, then the Builder shall commence or continue construction of the Vessel in accordance with the corrected or amended Plans. If such remarks or amendments are not clearly specified or detailed, the Builder shall in all cases seek clarification of the same from the Purchaser before implementing the same.

5.4. Copies of all correspondence to and the Classification Society and the regulatory authorities referred to in the Specifications, together with all Plans approved by the Classification Society, shall be furnished to the Purchaser by the Builder as soon as practicable upon dispatch and receipt.

      SUBCONTRACTING

5.5. Save as regards those works delegated to those Subcontractors defined in the Makers' List, the Builder shall not, without the Purchaser's prior approval in writing, subcontract any part of the works contemplated by this Contract which exceed in value US $100,000 or its equivalent in local currency. Where such approval has been given, the Builder shall nevertheless remain fully responsible for the performance of the same as if it had personally undertaken such works.

      MAKER'S LIST

5.6. The Builder shall select for the supply of each of the Materials listed in the Makers' List the Subcontractor named therein in relation to the same. Where the Makers' List provides for more than one Subcontractor to supply any element of the Materials, the Builder shall, with reasonable notice, provide the Purchaser with a copy of the Purchase Order to be issued to its intended choice of Subcontractor before any subcontract is awarded. The Makers' List shall indicate Purchasers preferred Sub-contractor (if any) for a given element. Where there is a Purchase preferred subcontractor stated, such Purchase Order shall contain full technical and commercial details and also a comparison of same with Purchaser's preferred Subcontractor. If within 5 days thereafter, the Purchaser shall request the Builder to order that element of the Materials from Purchaser's preferred Subcontractor named in the Makers' List in relation thereto, then the Builder will take all reasonable steps to comply with such request and the Purchaser shall reimburse to the Builder any difference in price between that quoted by the Builder's chosen


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Subcontractor and the Subcontractor chosen by the Purchaser together with an adjustment in the Delivery Date if any.

      NOMINATED SUBCONTRACTORS

5.7. Unless the Purchaser shall otherwise agree, the Builder shall supply those items of Materials set out in Appendix II (the "Listed Items") from suppliers and subcontractors nominated by the Purchaser. The Purchaser, as agent for and on behalf of the Builder, shall negotiate with each of the Nominated Subcontractors terms for the supply of the Listed Items set out in Appendix II. It is, however, expressly agreed that the Purchaser shall contract with each of the suppliers of the Listed Items as agent for and on behalf of the Builder and the ownership in such Listed Items shall vest with the Builder.

5.8. The price for the Listed Items, including delivery to the Builders yard, negotiated by the Purchaser, on behalf of the Builder, with the Nominated Subcontractors shall be included in the contract price based on the overall budget as set out in Appendix II. In the event of any variations in the actual price then the Provisional Contract Price shall be increased or decreased by an amount equal to the amount of such variations. Any such variations shall be payable by the Purchaser by means of an adjustment of the final instalment of the Provisional Contract Price.

5.9. Furthermore, in the event that delivery to the Builder of any Listed Item is delayed beyond the Target Delivery Date for the same set out in Appendix IIA, the Builder shall be entitled to a postponement of the Contractual Delivery Date for a period as it shall demonstrate, by reference to the "critical path", that the Vessel's construction and completion has actually been delayed. Delays in delivery of more than Listed Item occurring simultaneously shall have give rise only to concurrent (rather than consecutive) extensions.

5.10. Furthermore, acting on behalf of the Builder, the Purchaser shall ensure that all the articles to be supplied as per clause 5.7 above shall be supplied to the Builder at the Shipyard in a condition read, for installation. In addition, in order to facilitate the installation of the Listed Items by the Builder, the Purchaser shall ensure that the Nominated Subcontractors furnish the Builder with instruction books, test reports, certificates and vendor furnished information as required by applicable rules or regulations.

5.11. On the basis that the Purchaser has price, delivery and quality risk in terms of clauses 5.8, 5.9 and 5.10 above, Builder acknowledges that, not withstanding that it is the party to the contract with the Nominated Subcontractor, the Purchaser shall be fully entitled to liase with the Nominated Subcontractors on pricing, quality and delivery issues and Builder appoints Purchaser as its agent for this purpose.

5.12. It is also agreed that any costs incurred by the Builder in the repair of Listed Items occasioned by their defective material or poor workmanship or failure to perform, or by damage caused to them during transportation to the Shipyard shall be for the Purchasers account.

      ASSIGNMENT OF EXISTING SUBCONTRACTS / LETTER OF INTENT

      In relation to the following "long lead" items of Materials, it is understood that the Purchaser has already entered into agreements with certain suppliers.

5.13. Concurrently with signature of this Contract, the benefit together with the burden of all such contracts are to be assigned by the Purchaser to the Builder, whereupon the Materials to which they relate are to be treated as Builders supply . The Builder shall, upon assignment of each such subcontract, reimburse to the Purchaser all of the instalments of the contract price paid by the latter in respect thereof.

5.14. Packages included under this provision cover items supplied by LIPS, Caterpillar and GEC Alsthom.

      OBLIGATIONS UNAFFECTED

5.15 Nothing in this Clause shall affect the other obligations of the Builder under this Contract nor diminish the responsibility of the Builder in respect of the Materials, design or workmanship required hereunder.


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6.    VARIABLE LOAD CAPACITY

6.1. The Builders commitment to the lightship weight excluding the weight and centre of gravity of the Listed Items shall be 8,950 metric ton at a VCG of
21.43 m ( the "Required Lightship Weight" ). A detailed Light Weight Estimation and VCG Calculation justifying the Required Lightship Weight, shall be included as part of the "Basic Design" to be provided by the Purchaser.

6.2. The lightship weight and centre of gravity of the Vessel shall be verified by an Inclining Experiment prior to Delivery.

6.3. The results of the Inclining Experiment referred to in Clause 6.2 shall be used to demonstrate a Variable Load Capacity (Deck and Column) in the conditions referred to in the Specifications as a minimum of 3,500 metric tons in the operational condition

6.4. Builder shall pay liquidated damages to the Purchaser as follows if the lightship weight increases above the Required Lightship Weight.

            Excess from 1% to 2%    :       USD 5,000 per ton
            Excess from 2% to 4%    :       USD 7,500 per ton
            Excess 4% and above     :       USD 10,000 per ton

In any event the Builder's liability, for the above liquidated damages shall be limited to 5% of the Construction Price.

6.5. The Purchaser shall pay to the Builder a bonus if the lightship weight is below the Required Lightship Weight on the same basis as the liquidated damages in 6.4 above but without the application of any grace.

6.6. The Purchaser shall have no obligation to accept delivery of the Vessel if the ship lightweight, as defined in 6.2 above, is more than 400 tonnes over the Required Lightship Weight. The Builder shall, however, in such context be entitled to make modifications to the Vessel in order to either reduce the weight or ensure that the VLC is restored to its original level provided that the same (i) are approved in advance by the Classification Society and the Purchaser, such approval not to be unreasonably withheld, (ii) do not significantly affect the motion characteristics or operational capability of the Vessel.

7.    MODIFICATIONS

      PURCHASER'S MODIFICATIONS

7.1. The Purchaser may at any time after the date hereof submit a request in writing to the Builder for changes (the "Purchaser's Modifications") to be made to the Specifications and shall supply with such request sufficient particulars, documentation and details to describe the change requested.

7.2. If the change so requested (the "Requested Change") can be reasonably undertaken having regard to the stage of construction of the Vessel and the Planned Programme, then the Builder shall be obliged to effect the same but shall be entitled to any increase (and shall concede any decrease) in construction cost or adjustment of the Contractual Delivery Date or any other provisions of his Contract or the Specifications which the Requested Change reasonably necessitates and which is agreed in writing by the Builder and the Purchaser. The Builder shall notify the Purchaser in writing no later than seven Working Days after receipt of the written request for the Requested Change, of any such adjustments which it will require.

7.3. On the basis of such notification the Purchaser shall no later than fifteen Working Days thereafter elect in writing to:


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a.    agree to the adjustments notified, in which case the Builder shall construct the Vessel in accordance with the Requested Change;

b. contest the reasonableness of the adjustment notified, in which case subc1ause 7.5 below shall apply; or

c. withdraw the Requested Change. in which case the Vessel shall be built without reference to the same.

7.4. If within fifteen Working Days after such notification the Purchaser has made no election as aforesaid, then the Requested Change shall be deemed to have been withdrawn by the Purchaser.

7.5. If, however, the Purchaser notifies the Builder in writing that the Purchaser wishes to implement the Requested Change but disputes the reasonableness of the adjustments, the matters shall be determined by an expert. acting as such and not as an arbitrator, to be appointed by agreement between the parties. In the event that the parties are unable to agree as to any appointment within thirty days of the Purchaser's written notice, the appointment shall be made, upon the written application of either party, by the Classification Society. The decision of the said expert shall be final and binding upon the parties and the costs of such expert in reaching his decision shall be shared by the Parties. Pending the decision of the aforesaid expert, the Builder shall continue construction of the Vessel in accordance with the Requested Change.

7.6. The agreed extra cost of any Requested Change or that decided by the expert shall be paid by the Purchaser and any cost savings by the Builder as a result of any Requested Change shall be paid to the Purchaser in accordance with Clause 4.4.

      STATUTORY MODIFICATIONS

7.7. In the event of any Statutory Modifications arising the Builder shall within seven Working Days of its becoming aware of the same, give notice to the Purchaser of:-

a.    the change required to be made to the Specifications (the "Required
      Change");

b. any estimated extra or reduced cost of construction of the Vessel in accordance with the Required Change together with any documentation substantiating such cost which the Purchaser reasonably requires; and

c. the effect of the Required Change on any other provisions of this Contract or the Specifications (including without limitation any change to the Contractual Delivery Date).

7.8. The Purchaser may apply for a formal waiver of compliance with the Required Change from the body having power to grant such waiver if the Purchaser considers that the operation of the Vessel in its intended service would permit of such waiver, and shall notify the Builder as soon as possibly after receiving the decision of such body. In applying for any waiver, the Purchaser may call upon the Builder for assistance and the Builder will provide reasonably co-operation to the Purchaser in this respect.

7.9. If no waiver has been obtained and notified by the Purchaser to the Builder within thirty Working Days of the receipt by the Purchaser of the notice referred to above, the Builder shall build the Vessel in accordance with the Required Change and the reasonable extra cost thereof, if any, shall be paid by the Purchaser. Before the expiry of such time the Builder shall continue with tile construction of the Vessel in accordance with the Required Change but it shall, in so doing, use its best endeavours to minimise any costs and loss of time which might arise if a waiver were obtained.

7.10. If the Purchaser notifies the Builder in writing that the Purchaser disputes the reasonableness of the extension or variation notified, the issue of what is a reasonable extension or variation may be put, by the Purchaser or the Builder to an expert, acting as such and not as arbitrator, to be appointed by agreement between the parties. In the event that the parties are unable to agree as to an appointment within thirty days of the Purchaser's written notice as aforesaid the appointment shall be made, upon the written application of either party, by the Classification Society. The decision of the expert shall be final and binding upon the parties and the costs of such expert in reaching his decision shared by the Parties. Pending the decision of the said expert, the Builder shall continue construction of the Vessel in accordance with the Required Change.

      PRICING OF MODIFICATIONS

7.11. In relation both to Purchaser's Modifications and Statutory Modifications as aforesaid, the Builder's quotations in respect of any increase or decrease in the Contract Price relating thereto shall, if requested in writing by the Purchaser, be calculated both on "lump sum" and a "time and materials" basis. In relation to quotations effected on a "time and materials" basis, the Builder shall apply the following parameters:-

a. labour costs shall be charged at the agreed hourly rates set out in Appendix VI;

b. the cost of all materials and equipment shall not exceed one hundred and ten per cent (110%) of the cost to the Builder of the same (inclusive of the costs of delivery of those materials and equipment to the Shipyard); provided, however, that the Builder shall in all cases endeavour to obtain the best price terms and trade discounts from suppliers and subcontractors for the benefit of the Purchaser.

      SUBSTITUTION OF MATERIALS

7.12. If at any time during the construction of the Vessel, any Materials are not available (other than as the result of any neglect or omission on the part of the Builder) then, subject to the prior approval in writing of the Purchaser and, where necessary, of the Classification Society, the Builder may use or install other Materials provided that such other Materials used or installed in substitution for those specified are equivalent in quality to, or better than, those specified, and which meet the requirements of the Classification Society and the other requirements of this Contract.

8.    INSPECTION

      AUTHORISED REPRESENTATIVES

8.1. The Purchaser shall have the right to retain up to fifteen supervisors "Authorised Representatives"), whose names and scope of authority shall be notified in writing to the Builder, permanently at the Shipyard during all times until Delivery. The Builder shall provide suitable office accommodation (including adequate parking spaces), photocopying and canteen facilities and the installation of telephones and telefax machines with reasonable and safe access to work areas for, and permit and afford every facility to, the Authorised Representatives from time to time and at all times whilst work is proceeding to examine and inspect the work being done under this Contract and every part thereof, together with the materials being used or about to be used thereon, and to call for and witness such tests as may be required. The costs of telecommunication facilities outside the country in which the Shipyard is located and the use of the canteen shall be for the Purchaser's account.

8.2. In addition to the Authorised Representatives, the Purchaser may from time to time employ further personnel and contractors on site and the Builder shall afford the same facilities to them on the basis set out above.

8.3. The Authorised Representatives shall have the right to attend all tests, trials and inspections of the Vessel, her machinery and equipment, which shall in each case be conducted within the Shipyard's normal working hours. The Builder shall give notice to the Authorised Representatives in advance of the date and place of such tests, trials and inspections in accordance with the provisions of the Specifications. Failure of the Purchaser or its Authorised Representatives to be present at such tests, trials and inspections after due notice as above provided shall be deemed to be a waiver of the Purchaser's right to be present. The Builder shall obtain for the Purchaser and the Authorised Representatives rights of access to the Subcontractors' premises for the purpose of inspection of workmanship and Materials.

8.4. The Builder shall carry out in strict compliance with the Specifications all the tests and trials of the Vessel and commissioning of the Materials which are detailed therein so as to demonstrate that the same are in accordance with the requirements of the Specifications and that all of her systems function in their intended manner. Any Materials or workmanship found to be faulty or inadequate shall be replaced or made good by the Builder prior to

Delivery, at its expense and without additional expense to the Purchaser, by suitable and sound Materials and workmanship.

8.5. Nothing done or omitted to be done by or on behalf of the Purchaser under this Clause shall be deemed to be a waiver of any objection to, or an acceptance of, faulty or inadequate Materials or workmanship, or an admission that any Materials or workmanship are of the standard required for due performance of this Contract.

8.6. The Authorised Representatives shall be deemed to be employees of the Purchaser and not the Builder. The Builder shall be under no liability to the Authorised Representatives for death, personal injury or damage to their property during the time when they are engaged in the duties contemplated under this Contract either on the Vessel or within the premises of the Builder or its Subcontractors unless such death, personal injury or damage to property was caused by the wilful act, omission or negligence of the Builder, or any of its employees, agents or Subcontractors.

      QUALITY ASSURANCE SYSTEM AUDITS

8.7. Quality Assurance System Audits may be carried out by the Purchaser, and regulatory authorities to verify compliance with the quality requirements stipulated in this Contract and with regulatory requirements. Such requirements shall include but not necessarily be limited to quality records, personnel and procedure qualifications records, material traceability records, inspection plans etc. The Builder is required to provide to the Purchaser any documentation and administrative systems necessary to verify compliance. Inspection and testing and Quality Assurance System Audits by the Purchaser as described in this Clause or otherwise shall not imply any diminution of the Builder's responsibilities and obligations under this Contract.

9.    PLANNED PROGRAMME, PROGRESS CONTROL AND REPORTING

      PLANNED PROGRAMME

9.1. The Vessel shall be constructed by the Builder in accordance with the Planned Programme set out in Appendix II hereof A detailed copy of this plan, including the sub-level planning identifying critical paths, shall be made available to the Purchaser and updated on a regular basis. The plan will define certain stages of the construction process ("Milestones") which must be completed by the dates specified therein. The Planned Programme will include a comprehensive statement of the dates on which the Listed Items are required to be delivered to the Shipyard.

      PROGRESS CONTROL AND REPORTING

9.2. At the commencement of the contract a "kick off' meeting shall be held during which the major parameters by which performance of the Builder will be measured are to be mutually agreed. These shall include, but not necessarily be limited to a detailed weight budget, a steel procurement and processing schedule, an engineering schedule, outfitting targets, manning schedules etc. Unless mutually agreed otherwise such meeting shall be held within 30 days on contract signature.

9.3. During the course of performance of this Contract the Builder shall submit to the Purchaser on a fortnightly basis, commencing on the date failing fourteen days after the "kick off meeting" and thereafter fortnightly.

a. a status report on the Vessel's construction as compared with the Planned Programme, including the critical path;

b. a report setting out the actual progress in performance of this Contract during the previous month as compared with the Planned Programme; Such report to identify progress against the agreed performance parameters.

c. a report setting out the forecast lightship weight, identifying any variances from the agreed weight budget and in the case of negative variations including proposals for reducing the variance to within acceptable levels.

d. a list of Purchaser's Modifications and Statutory Modifications (if any) agreed or resolved by an expert during the previous month, as the case may be, including adjustments, if any, agreed or resolved by an expert, to the Contract;

e. a report on the delivery of sub-contracted Materials during the pervious month (the precise nature of which report shall be agreed, from time to time, between the Purchaser and the Builder).

9.4. Without prejudice to the Builder's obligations under this Contract, if the construction of the Vessel should for any reason whatsoever be delayed beyond the time-frame envisaged in the Planned Programme, the Builder shall immediately notify the Purchaser and shall within seven Working Days thereof provide to the Purchaser a schedule indicating, in so far as the delay which has occurred is not Permissible Delay, the steps (including any appropriate increase in manpower and material resources) the Builder intends to take to recover the time so lost. The Builder and the Purchaser shall thereafter meet at the earliest opportunity to discuss the schedule and the Builder's detailed plans for implementation of the same.

9.5. The Builder shall take monthly progress photographs illustrating the progress of the Vessel's construction up to and including trials and delivery. The Builder shall also supply the Purchaser with sufficient number of photographs (size: approximately 18 x 24 cms) depicting the final stage of the Vessel as delivered: this set will be at least 25 percent colour prints. One set of standard transparencies will be supplied, free of charge to the Purchaser. Additional copies of photographs and transparencies will be made available by Builder, at the Purchaser's request and expense.

10.   TITLE

10.1. Title to the Vessel shall pass to the Purchaser upon Delivery. Subject to the provisions of this Contract, title to the Purchaser's Supplies shall, however, remain with the Purchaser at all times.

11.   RISK AND INSURANCE

      RISK

11.1. The Vessel and all Materials (including, from the time of their delivery to the Shipyard, the Purchaser's Supplies) shall remain at the risk of the Builder until Delivery.

      INSURANCE

11.2. The Builder undertakes to keep the Vessel and all Materials (including the Listed Items) in its or its Subcontractors' custody fully insured at all times and until Delivery at its own cost with first class insurers approved by the Purchaser in the amount of the higher of (1) the value of the Vessel as from time to time constructed and (2) the aggregate of (i) the instalments of the Contract Price for the time being paid by the Purchaser to the Builder, (ii) the interest payable to the Purchaser on such instalments in the event of the Purchaser's termination of this Contract and (iii) the value of the Purchaser's Supplies delivered to the Shipyard or built into or installed in or upon the Vessel.

11.3. The policy or policies (the "Stipulated Insurances"), which shall be subject to English law and jurisdiction, shall incorporate the following clauses:-

a.    the Institute of London Underwriters ("ILU") Clauses for Builder's Risks:

b.    the ILU Strikes Clauses - Builder's Risks; and

c. (from the date of the Vessel's launching) the ILU War Clauses - Builder's Risks.

11.4. The policies shall be taken out in the joint names of the Purchaser and the Builder but on terms that the Builder alone shall be responsible for all premiums payable thereunder. The Builder shall furnish the Purchaser promptly with certified copies of the policies and the originals shall be made available to the Purchaser, its employees or agents for inspection at all reasonable times.

11.5. The policies taken out shall contain a provision to the effect that, in the event of an actual, constructive, arranged or compromised total loss, such insurance proceeds as the Purchaser is entitled to hereunder shall be payable to the Purchaser and such policies shall be so endorsed as to enable the Purchaser by its brokers or agents or personally to collect such proceeds pursuant to the provisions of this Clause. In addition, all such policies shall include provision that they shall not be capable of cancellation by the insurers without not less than thirty (30) days' prior written notice being given to the Purchaser and that not less than ten (10) days' prior written notice of non-renewal or lapse shall be given by the insurers to the Purchaser before the same shall take effect.

12.   LOSS OR DAMAGE TO THE VESSEL

12.1. Should the Vessel or any items insured pursuant to the provisions of Clause 11 sustain loss or damage prior to Delivery and should such loss or damage not make the Vessel a total loss, actual, constructive, arranged or compromised, the Builder shall, at its own expense and with all due despatch, make good such damage to the satisfaction of the Purchaser and (if applicable) the Classification Surveyor, and any monies payable in respect of any insurance effected under Clause II shall be payable to the Builder.

12.2. Should the Vessel sustain loss or damage prior to Delivery hereunder such that it is either conceded by the insurers liable therefor, or determined by a court of competent jurisdiction, that the Vessel has become a total loss, actual, constructive, arranged or compromised, then the Builder shall not be liable to repair the damage or replace the Vessel but, where the Purchaser has not made recovery of such sums under the Stipulated Insurances within twenty-one Working Days of the total loss, the Builder shall:-

a. refund promptly to the Purchaser in full the aggregate amount of instalments of the Contract Price already paid by the Purchaser with interest thereon at a fixed rate of 10 percent from the date of payment of each instalment until the date of refund (calculated on the same basis as a commercial banking transaction in London ); and

b. return to the Purchaser all Purchaser's Supplies or refund to the Purchaser a sum equivalent to the value of any of same which have been lost or which cannot be removed in a sound condition from the Vessel.

12.3. When the conditions set out in sub-clause (2) above have been satisfied by the Builder, the Purchaser shall instruct the insurers to pay to the Builder or, as the case may be, if instructed by the Builder to the Export-Import Bank of Korea any further sums due and payable under the Stipulated Insurances in respect of the total loss but subject to a limit equal to the cost to the Builder of those parts of the works which were already undertaken as at the date of the casualty giving rise to the total loss. Save as elsewhere herein specifically provided to the contrary, the parties' obligations under this Contract shall thereupon cease and terminate.

13.   TRIALS: TECHNICAL ACCEPTANCE

13.1. At least 120 days before the scheduled commencement of the same the Builder shall submit to the Purchaser for approval comprehensive testing and trials programmes covering the Full Scale Test and Trials (collectively the "Trials") as generally described in Section 03000 of the Specifications, including (i) Workshop Tests, (ii) Quayside Trials (including the Inclining
Test), and (iii) Sea Trials (including trial runs and all other tests at sea).

13.2. The Trials shall be conducted at the risk and expense of the Builder which shall provide and pay for the personnel necessary for the safe management and navigation of the Vessel during the same. The Builder shall also provide and pay for all necessary ballast and fresh water and shall meet all other costs associated with the Trials.

The fuels, lubricants and consumable stores required for the Trials shall be specified, supplied and paid for by the Purchaser, who shall upon Delivery be entitled to reimbursement from the Builder of the costs of such fuels, lubricants and consumable stores as are consumed during the Trials.

13.3. The Builder shall give the Purchaser not less than seven Working Days' notice of the date and place of commencement of each of the Trials and representatives of the Purchaser shall be afforded every opportunity to observe and determine the performance of the Vessel during the same. Failure by the Purchaser to attend any Trial following due notice shall be deemed to be a waiver by the Purchaser of its rights of attendance in respect of such Trial.

      SEA TRIALS

13.4. The Sea Trials shall be carried out following satisfactory conclusion of all other Trials and after the Vessel's construction has been completed with only minor items of work outstanding which are agreed by the Authorised Representatives as suitable for completion after the Sea Trials but before Delivery.

13.5. The Sea Trials shall have the objective of permitting the Builder to demonstrate fulfilment of the quality and performance requirements for the Vessel as set forth in the Specifications. The course to be followed during the Sea Trials shall be determined by the Builder, but shall be in open waters off Korea. The Purchaser shall be allowed to maintain a shadow crew and other necessary personnel on board the Vessel during the sea trials to familiarise themselves with the Vessel and its operation.

13.6. The safe management and navigation of the Vessel in transit to, during and from the Sea Trials shall remain the sole responsibility of the Builder. Neither the Purchaser nor any of its representatives shall bear or be liable for loss or damage of any description done by or to the Vessel, or personal injury or loss of life arising from any cause whatsoever during the same, except where such liability is directly attributable to the Purchaser as a result of a wilful act by any representative of the Purchaser on board the Vessel during such trials; the Builder shall pay for and indemnify the Purchaser and its representatives against all such loss, damage and the consequences of personal injury and loss of life as aforesaid.

13.7. Should the weather conditions at the time scheduled for the Sea Trials be such that they cannot be carried out properly, the Builder shall postpone them or such part of them as necessary to the earliest possible time when suitable weather conditions occur to ensure that all readings and results are obtained in a manner satisfactory to the Purchaser. Any delay to the Sea Trials caused by such unfavourable weather conditions, if the delay exceeds five (5) days, shall operate to postpone the Contractual Delivery Date by the period of delay. involved and such delay shall be deemed to be Permissible Delay.

13.8. If during the Sea Trials any, breakdown occurs which entails interruption or irregular performance and the breakdown can be repaired by the normal means available on board, this shall be done as soon as possible and the trial shall be continued after repairs are completed. However, if the Vessel must return to a port to enable the breakdown to be remedied, a further complete trial shall be undertaken at the earliest opportunity.

13.9. On completion of the Sea Trials to the satisfaction of the Purchaser the Vessel shall be brought back to a berth in the Shipyard, or elsewhere as may be agreed, for the inspection of the machinery required in the Specifications, and during this period all defects or omissions found in the Vessel shall be remedied and made good by the Builder to the satisfaction of the Purchaser, and the machinery closed up by the Builder ready for sea at its expense and without expense to the Purchaser.

      TECHNICAL ACCEPTANCE

13.10. Within three Working Days of completion of the Trials and the closing up of machinery referred to in sub-clause 9 above, the Builder shall notify the Purchaser in writing of the results of the Trials and shall, where the same is appropriate, confirm to the Purchaser that the Vessel conforms with the requirements of the Contract and Specifications. If the Purchaser is in agreement with the Builder, the Purchaser shall, within four (4) Working Days of receipt of the Builder's notice as aforesaid, advise the Builder in writing of its Technical Acceptance of the Vessel.

13.11. If, however, in the view of the Purchaser the Vessel or any part thereof does not conform to the requirements of this Contract and/or the Specifications, the Purchaser shall so advise the Builder (again within four (4) Working Days of the receipt of the Builder's notice as aforesaid) and shall specify the respects in which the Vessel fails to conform with the requirements of this Contract and Specifications. The Builder shall thereupon take the necessary steps to correct such non-conformities and, upon completion of such works, the Builder shall advise the Purchaser who shall, in the reasonable exercise of its discretion, be entitled to require the Builder to undertake further trials of the Vessel; in such event the Builder shall give the Purchaser three Working Days' notice of such further trials.

13.12. Upon satisfactory completion of such remedial works and/or trials, the Purchaser shall, within four (4) Working Days after receipt of a further notice from the Builder that the Vessel conforms with the requirements of the Contract and Specifications, notify the Builder of its Technical Acceptance of the Vessel or the respects in which the Vessel still fails to conform with the requirements of this Contract and the Specifications. This process shall be repeated until the earlier of (a) the Purchaser's Technical Acceptance of the Vessel or (b) the valid and proper termination or rescission of this Contract by either the Purchaser or the Builder.

13.13. If the Purchaser fails to notify the Builder in writing of its Technical Acceptance or otherwise of the Vessel within the periods as provided above the Purchaser shall be deemed to have accepted the Vessel.

13.14. The Purchaser's Technical Acceptance of the Vessel as above provided shall preclude the Purchaser from refusing Delivery of the Vessel as hereinafter provided, if the Builder complies with the procedural requirements for Delivery of the Vessel as provided in Clause 14 hereof.

14.   DELIVERY OF THE VESSEL

      DELIVERY

14.1. The Vessel shall be delivered by the Builder to the Purchaser at the Shipyard (or other place as may be agreed with unrestricted access to the open sea) on 9th February 2000 except that, in the event of Permissible Delay as defined in Clause 15.2 hereof, the aforementioned date shall be postponed accordingly. The aforementioned date, or such later date to which requirement to deliver may be postponed, is herein called the "Contractual Delivery Date".

14.2. Delivery shall take place on a Working/Banking Day to be nominated by the Builder following Technical Acceptance of the Vessel by the Purchaser and with not less than thirty (30) Working Days' advance notice to the Purchaser. Delivery shall be effected by the execution by the Parties of a Protocol of Delivery and Acceptance in the form set out in Appendix III, acknowledging delivery by the Builder and acceptance thereof by the Purchaser. The Builder shall give the Purchaser at least ninety (90) days' (plus or minus seven (7) days) calendar notice of the estimated date of Delivery.

14.3. The Builder guarantees that at the time of Delivery title to the Vessel and every part thereof shall pass to the Purchaser free and clear of any and all liens, claims, mortgages or other encumbrances upon it and in particular, but without limitation, that she shall be free of all burdens in the nature of imposts, taxes or charges imposed by any liabilities arising from the construction of the Vessel or from its operation on Trials or otherwise.

      DOCUMENTS TO BE PROVIDED TO THE PURCHASER

14.4. The Builder shall provide to the Purchaser the following documents prior to Delivery failing which the Purchaser may refuse to accept Delivery.

a. Records of inventory of the Vessel's equipment including spare gear and the like as detailed in the Specifications;

b. Records of any and all fuels, lubricants, consumable stores and fresh water supplied to this Contract by either the Builder or the Purchaser together with such quantities same as remain on board at Delivery;

c. All certificates (including Class and other regulatory certificates) required to be furnished prior to or upon Delivery of the Vessel pursuant to the Specifications; such certificates are to be clean and free of all qualifications, reservations and recommendations whatsoever;

d. Declaration of Warranty of the Builder in accordance with Clause 14.3 above;

e.    The following technical documentation:-

            e.1. Four (4) copies and one reproducible of all the "As Built" drawings of the Vessel required for its operation and maintenance in accordance with its design and purpose.

            e.2. Four (4) complete documentation and instructions (Operation and Maintenance) books covering builder supplied equipment.

            e.3. Four (4) sets of Operating Manuals and Instruction Books according to MODU CODE 1989 with all the necessary data including sea preparation and any other data or documents required by Owner's insurers.

            e.4. Four (4) copies of a complete maintenance guide including all drawings.

            e.5. One (1) copy of all the test and commissioning trials and results which have been done prior to delivery.

            e.6. Lightship weight, variable load and centre of gravity of lightship weight calculations.

f. The certificates listed in Appendix VII, together with (i) Builder's Certificate or (at the Purchaser's option) Bill of Sale in favour of the Purchaser notarised and legalised to permit registration of the Vessel on the [ ] Register of Shipping and (ii) any other document relating to the condition and/or performance of the Vessel which the Purchaser may reasonably require provided the same is requested no later than seven Working Days prior to Delivery.

14.5. The documents listed in sub-clauses 14.4.e. 1-6 above are also to be supplied as a diskette in a format to be agreed between the Parties.

      REMOVAL OF THE VESSEL

14.6. Following Delivery of the Vessel, the Purchaser shall in seven (7) Working Days remove her from the Shipyard. If the Purchaser fails to remove the Vessel within this period, it shall pay to the Builder reasonable mooring charges thereafter until removal.

15.   EXTENSION OF TIME FOR DELIVERY:  PERMISSIBLE DELAY

      CAUSES OF DELAY

15.1. If at any time before the Contractual Delivery Date the construction of the Vessel is delayed due to Acts of God, acts of princes or rulers, war or other hostilities or preparations therefor, blockade, civil commotion or riots, strike, epidemics, floods, hurricanes, earthquakes, tidal waves, landslides, fires, lightning, explosions, collisions or strandings, shortage of materials or equipment other than resulting from any act, omission or improvidence of the Builder or its Subcontractors, prolonged failure, shortage or restriction of electric current, oil or gas or destruction of or damage to the Shipyard or works of the Builder or its Subcontractors by any causes herein described and other causes or accidents beyond control of the Builder or its major subcontractors or suppliers of similar nature, the

Contractual Delivery Date and any Milestones not then achieved shall be postponed for the period of time during which construction of the Vessel is directly and unavoidably delayed by the same.

15.2. Any periods of time by which the Contractual Delivery Date of the Vessel and any Milestones not then achieved is properly and justifiably claimed by the Builder to be extended by reason of matters falling within (a) subclause I above or (b) Clauses 5.6, 5.9, 7, 13.7 or 18.2 hereof shall be defined herein as "Permissible Delay".

15.3. The Builder's entitlement to a Permissible Delay shall, however, be subject to:-

a. the delay in respect of which the Builder is claiming relief not being within its control or contemplation at the date of signing of this Contract nor caused or contributed to by its error, neglect, act or omission or that of its agents, employees or Subcontractors:

b. the delay affecting the "critical path" of the Vessel's construction as the time of commencement of the event;

c. since the occurrence of the event in respect of which relief is claimed, the Builder having taken all steps open to it to mitigate the effect of the event upon the Contractual Delivery Date and any Milestones not then achieved; and

d.    the Builder having duly given all the notices required under sub-clause
      15.4 below within the time-limits therein laid down.

      NOTICES

15.4. Upon the occurrence of any of the events potentially constituting permissible delay listed in sub-clause (1) above, the Builder shall:-

a. within seven (7) Working Days of the date on which it became aware of the event, give the Purchaser notice in writing of the occurrence of the event;

b. as soon as possible thereafter, and in any event not more than seven (7) Working Days after the giving of the said notice, submit to the Purchaser a statement in writing, specifying as far as possible, with full particulars, the nature and the cause of the event, the effect on the item involved, the likely overall effect computed from the Planned Programme upon the Contractual Delivery Date and any Milestones not then achieved and the steps which are being taken by it to mitigate any delay which may result from the event;

c. within seven (7) Working Days after the date on which it becomes aware that the event is at an end, give the Purchaser notice in writing of the date when the event ended;

d. within seven (7) Working Days of the date of the Builder's notice under sub-paragraph (c), notify the Purchaser of the period of time by which it claims the Contractual Delivery Date of the Vessel and any Milestones not then achieved should be extended by reason of the event.

16.   DELAY IN DELIVERY

      LIQUIDATED DAMAGES

16.1. In the event that Delivery should be delayed beyond midnight local time on the Contractual Delivery Date, the Builder shall, subject to the provisions of Clause 15 above, pay to the Purchaser by way of liquidated damages, not by way of penalty, for loss of use of the Vessel, the amounts set out below:-

      1 - 150 days of delay          US$ 42,500 per day

However, the total amount of the liquidated damages shall not be more than as would be the case for a delay of 150 days. The liquidated damages shall be due at the date of actual delivery of the vessel.

      TERMINATION FOR DELAY IN DELIVERY

16.2. Furthermore, if Delivery should not have occurred prior to either:-

a. the expiry of 90 days from the Contractual Delivery Date (as extended by Permissible Delays); or

b. The expiry of 180 days from the Contractual Delivery Date extended by such days of Permissible Delay as are attributable to the Purchasers fault.

the Purchaser, as an alternative to receiving the above mentioned liquidated damages, may elect to rescind this Contract. If the Purchaser elects to rescind this Contract, then the Purchaser shall give notice in writing to the Builder in which case Clause 19.2 shall apply. Such notice, which shall be effective from receipt thereof by the Builder, shall operate without prejudice to the Purchaser's rights at law generally, but exclusive of its right to liquidated damages.

17.   DEFECTS AND BUILDER'S GUARANTEE

      GUARANTEE PERIOD

17.1 The Builder guarantees the Vessel for a period of twelve months from Delivery or, in respect of individual items as provided for in the Specification, for such greater period as may be agreed, against all defects whether attributable to Materials, workmanship, construction or detail design, and against all physical damage caused to the Vessel thereby. The aforesaid period of twelve months from Delivery shall be known herein as the "Guarantee Period".

17.2. This guarantee shall not extend to Listed Items or to any damage caused by any defect therein not attributable to the Builder, but it shall extend to defects in Materials, workmanship or design and to physical damage caused therein resulting from the Builder's installation of the Listed Items.

17.3. The Builder guarantees repairs or replacements to the Vessel made under the guarantee in sub-clause (1) above for a further period of twelve months from the date of completion of such repair or replacement, provided that the total guarantee period shall not exceed twenty-four months from Delivery.

      REMEDY OF DEFECTS

17.4. The Purchaser shall notify the Builder in writing within thirty days after discovery of any defect or physical damage falling within the provisions of this Clause 17. The Purchaser's notice shall include such particulars as can reasonably be given as to the nature of such defect or physical damage, the date of discovery and the place at which the Vessel can be made available for earliest inspection by or on behalf of the Builder. The Purchaser shall furnish to the Builder as soon as practicable copies of any relevant survey or inspection reports.

17.5. The Purchaser may require the Builder to make good any defect or physical damage for which the Builder is liable under this Clause 17 by giving notice of such requirement to the Builder. Any parts replaced shall on their removal become the property of and shall be at the risk of the Builder whilst the replacement parts fitted to the Vessel shall upon fitting become the property of the Purchaser.

17.6. The Builder shall execute the necessary work including the carrying out of any essential dismantling and reassembling with the utmost despatch in accordance with the quality standards which are applicable hereunder to the Vessel's original construction.

17.7. In the event that the Builder is unable to make good any defect at the Shipyard, it shall forthwith nominate a yard suitable for such purpose for the Purchaser's approval, and should the Purchaser consider such yard acceptable the Builder shall arrange for the making good of the defect and the carrying out of any essential dismantling and reassembling at its own expense.

17.8. Should the Purchaser consider the yard nominated by the Builder unacceptable, or should the Purchaser elect to have the work referred to above carried out elsewhere than at the Shipyard, the Purchaser shall nominate a yard acceptable to it. In such case the Builder shall pay to the Purchaser for repairs and/or replacements such sum as would equate to the costs of effecting such repairs at a first-class North-West European shipyard. The Builder may, at its own expense, have its representative in attendance during execution of the work. The Purchaser shall ensure that any parts replaced under this sub-clause are returned to the Builder (if required by the Builder) at the Builder's expenses, and in such case those parts returned shall on their replacement become the property of and shall be at the risk of the Builder.

17.9. In the event of defects arising which fall within the provisions of this Clause 17, whether or not such defects require the Vessel to be dry-docked, the Builder shall pay for any costs incurred by the Purchaser in making the Vessel available to the Builder or to any other yard for the making good of any such defect as aforesaid. Such additional costs shall include, but shall not be limited to, port charges and the cost of fuels, lubricants and consumable stores consumed in excess of those which would have been consumed had the Vessel not deviated to allow the Builder to make good any such defects as aforesaid. The Purchaser shall use all reasonable endeavours to mitigate the incidence of such costs chargeable to the Builder's account. Excepting the abovesaid additional costs, the Builder shall not be responsible or liable for any exceptional or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earning or demurrage directly or due to repairs or other works done to the Vessel to remedy such defects.

17.10. In the event that the Vessel is idle for more than 15 days in total accumulated time due to defects under this Clause 17 the Guarantee Period shall be extended by the number of all days during which the Vessel is idle commencing with the sixteenth day, whether or not other work is undertaken simultaneously with the guarantee work.

      GUARANTEE ENGINEER

17.11. Where so requested by the Purchaser, the Builder shall appoint a suitably qualified English-speaking Guarantee Engineer to serve on the Vessel as the representative of the Builder for such portion of the Guarantee Period as the Purchaser shall require, the Purchaser and its employees shall give the Guarantee Engineer full co-operation in carrying out his duties as the representative of the Builder on board the Vessel. In particular, the Purchaser shall accord the Guarantee Engineer treatment and subsistence on board the Vessel comparable to the Vessel's Chief Engineer (except that the Purchaser shall provide him accommodation in a standard passenger cabin) at no cost to the Builder.

17.12. The Purchaser shall pay the expenses of the Guarantee Engineer's repatriation by air to Korea upon termination of his services on the Vessel. However, save as aforesaid, the Purchaser shall be responsible for no other expenses in connection with the Guarantee Engineer, who shall at all times be conclusively deemed an employee of the Builder. The Builder shall indemnify and hold harmless the Purchaser from and against personal injury, including death, of, or loss of or damage to property of the Guarantee Engineer unless the same shall been caused by the gross negligence of the Purchaser or any of its employees, agents or sub-contractors. If the Purchaser has reason to be dissatisfied with the conduct or competence of the Guarantee Engineer, the Builder, on receiving particulars of the complaint, shall promptly investigate the matter and, if the complaint is found to be justified, make a change in the appointment.

      ASSIGNMENT OF SUBCONTRACTORS' GUARANTEES

17.13. The Builder agrees upon the expiry of the Guarantee Period to assign (to the extent to which it may validly do so) to the Purchaser, or as the Purchaser may direct, all the right, title and interest of the Builder in and to all guarantees or warranties given by the Subcontractors save insofar as the same relate to existing claims by the Purchaser against the Builder.

      ASSIGNMENT OF BUILDER'S GUARANTEE

17.14. It is expressly agreed and understood that the benefit of this Guarantee shall be capable of transfer by the Purchaser to any Assignee. The Builder shall in such circumstances enter into any documentation reasonably requested by either the Purchaser or the Assignee to evidence such transfer and the vesting in the Assignee pursuant to such assignment of all rights in respect of this Guarantee.

18.   DEFAULT BY THE PURCHASER

      EVENTS OF PURCHASER'S DEFAULT

18.1. The Purchaser shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

a. if the Purchaser fails to pay the amount of any of the Instalments of the Contract Price due to the Builder in the period prior to Delivery on the due date for payment thereof,

b. if the Purchaser fails without legal justification to take delivery of the Vessel in accordance with Clause 14 and to pay the instalment of the Contract Price due thereon;

c. if an order or an effective resolution is passed for the winding up of the Purchaser (otherwise than for the purposes of a reconstruction or amalgamation previously approved by the Builder) or if a receiver is appointed over the whole or any part of the undertaking or property of the Purchaser or if the Purchaser becomes insolvent or suspends payment generally of its debts or ceases to carry on its business or makes any special arrangement composition with its creditors.

18.2. If the Purchaser is in default as to the payment of any instalment as provided in (a) or (b) of sub-clause (1) above, then without prejudice to any other rights of the Builder or of the Purchaser, the Purchaser shall be liable to pay interest at 2 % per cent over LIBOR on the unpaid amount from the day from which the same became due to the Builder up until the date of actual payment thereof. The Builder shall further be entitled to claim as Permissible Delay within the meaning of Clause 15.2 any period of time during which the construction or completion of the Vessel has been delayed in consequence of the Purchaser's default as aforesaid.

      TERMINATION BY THE BUILDER

18.3. If default on the part of the Purchaser continues for a period of thirty days, the Builder shall have the right at its sole discretion to rescind this Contract by giving written notice to the Purchaser. The Builder shall in such event be entitled to retain all of the instalments received from the Purchaser. Upon completion of this Contract in accordance with this clause, title to the Vessel shall be temporarily transferred to the joint ownership of the Builder and the Purchaser and remain as such until disposal of the Vessel by the Builder in accordance with this clause.

18.4. In the event of rescission of this Contract in accordance with this Clause the Builder shall have the right and power either to complete or not to complete the Vessel as it deems fit but in any event shall sell the Vessel (either in its complete or incomplete form) at the best available price at a public or private sale on such reasonable terms and conditions. If the Builder sells the Vessel in an incomplete form then the Builder shall give credit to the Purchaser for any and all savings which arise from not having to complete the construction of the Vessel.

18.5. In the event of the sale of the Vessel in its completed state the proceeds of sale received by the Builder shall be applied to payment of all expenses attending such sale and otherwise incurred by the Builder as a result of the Purchaser's default and then to payment of all unpaid instalments of the Contract Price and interest on such instalments at the rate of 2 per cent above LIBOR from the respective due dates thereof to the date of application.

18.6. In the event of sale of the Vessel in its incomplete state the proceeds of sale received by the Builder shall be applied first to all expenses attending such sale incurred by the Builder as result of the Purchaser's default and then to payment of all costs of part-construction of the Vessel less the instalments retained by the Builder and compensation to the Builder for damages suffered by the Builder in consequence of such default.

18.7. In either of the above events of sale, if the proceeds of sale exceed the sums to which such proceeds are to be applied as aforesaid the Builder shall promptly pay any such excess to [he Purchaser without interest thereon and shall at the same time either permit the Purchaser to remove the Purchaser's Supplies from the Shipyard or pay to the Purchaser the full value thereof.

18.8. If the proceeds of sale of the Vessel are insufficient to pay such total amounts payable as aforesaid the Purchaser shall be liable to pay to the Builder upon demand the amount of such deficiency.

19.   DEFAULT BY THE BUILDER

      EVENTS OF BUILDER'S DEFAULT

19.1. In the event that any of the following events should occur:-

a. the Builder shall without legal justification fail to proceed with construction of the Vessel with all reasonable despatch so that it fails to meet two consecutive Milestones within ninety days of the respective dates agreed for the same;

b. the Builder shall commit any material breach of this Contract and shall fail to initiate the remedy work for the same within five Working Days of receipt by the Builder of written notice from the Purchaser;

c. the making of any order or the passing of an effective resolution for the winding-up of the Builder (other than for the purposes of reconstruction or amalgamation which has been previously approved in writing by the Purchaser such approval not to be unreasonably withheld), or the appointment of a receiver of the undertaking or property of the Builder, or the insolvency of or a suspension of payment by the Builder, or the cessation of the carrying on of business by the Builder, or the making by the Builder of any special arrangement or composition with creditors of the Builder, and failure by the Builder the Purchaser may elect either (a) to rescind this Contract or (b) to exercise its option to purchase the Vessel pursuant to sub-clause.3 hereof. If the Purchaser elects to rescind this Contract. then the Purchaser shall give notice in writing to the Builder in which case the provisions of sub-clause 2 below shall apply. Such notice shall be effective from receipt thereof by the Builder.

RESCISSION BY THE PURCHASER

19.2. If, in accordance with (1) the provisions of sub-clause 1 above or (2) Clause 16.3 above the Purchaser exercises its right to rescind this Contract, then the Builder shall, without prejudice to the Purchaser's general remedies at law, promptly repay to the Purchaser the amount of all monies paid by the Purchaser on account of the Contract Price together with interest thereon at a fixed rate of 10% p.a. from the date when such monies were paid by the Purchaser to the Builder up to the date of the repayment thereof calculated on the same basis as an commercial inter-bank transaction carried out in London. The Builder shall also redeliver to the Purchaser at the Shipyard all of the Purchaser's Supplies delivered to the Builder at the time of the Purchaser's rescission. Upon such refund by the Builder to the Purchasers, all obligations, duties and liabilities of each of the parties to the other under this Contract shall be completely discharged.

      PURCHASE OF THE VESSEL

19.3. In the event that the Purchaser shall exercise its option to purchase the Vessel, the Builder shall give notice in writing to the Builder. The Builder shall thereupon:

a. secure the immediate discharge of all liens, claims, mortgages or other encumbrances upon the Vessel;

b. complete at its own cost all works required as a minimum to permit the Vessel to depart from the Shipyard in a safe and seaworthy condition, remove its employees, agents and contractors, together with their equipment, from the Vessel and render all necessary assistance to the Vessel in leaving the Shipyard at the earliest moment convenient to the Purchaser;

c. execute and deliver to the Purchaser an original of the Protocol of Delivery and Acceptance together with any and all documentation (including but not limited to a bill of sale or builder's certificate) in such form and such manner as the Purchaser shall in its absolute discretion determine shall be required or desirable for the purposes of transferring to the Purchaser title to the Vessel in her then current state of construction; and

d. execute and deliver to the Purchaser all of the documentation listed in Clause 14.4 hereof to the extent that the same is at that time capable of production by the Builder.

19.4. Title to the Vessel, and all risk of loss thereof, shall in such circumstances transfer to the Purchaser upon execution by the Purchaser of the Protocol of Delivery and Acceptance following receipt of all of the documentation received above. The Purchaser may, however, elect to execute the Protocol of Delivery and Acceptance notwithstanding the Builder's failure to deliver all or part of the other documentation required to be delivered by the Builder pursuant to subclause 3 above.

19.5. The Purchaser shall thereafter be entitled to retain and apply any balance which may be otherwise due under this Contract by it to the Builder, or such part thereof as may be necessary to meet the cost of completing the works envisaged under this Contract elsewhere, together with the supervision thereof (the "Completion Costs"). If the Completion Costs exceed the balance which would otherwise have been due from the Purchaser to the Builder hereunder, the Builder shall pay the amount of such excess to the Purchaser. However, if the Completion Costs are less than the balance which would otherwise have been due from the Purchaser to the Builder, the Builder shall be entitled to receive from Purchaser an amount equal to the difference between such price and the Completion Costs.

      NON-PAYMENT BY THE BUILDER

19.6. Should the Builder default in payment of any amount due under this Contract (including, without limitation, payment of liquidated damages), then the Builder shall pay to the Purchaser interest thereon at the rate of 2 percent over LIBOR from the date when the amount became due to the Purchaser to the date of the payment thereof.

20.   PATENT INDEMNITY

20.1. The Builder warrants that the Purchaser and its successors in title shall enjoy quiet possession of the Vessel and that the Purchaser's possession, ownership or operation of the Vessel shall not at any time infringe any patent rights, utility model rights, trade mark rights or copyrights in any country. The purchaser shall protect, defend, hold harmless and indemnity the Builder in respect of any claim or infringement of a patent right, utility model rights, trade mark rights or copyrights related to the basic design, Listed Items or material or equipment provided by the Purchaser to the Builder.

20.2. The Builder shall indemnify and hold the Purchaser harmless against any loss, damage, claim, demand, proceeding or liability whatsoever arising out of relating to:

a. any lawful claims of superior title by a third party against the Purchaser's quiet possession of the Vessel and

b. the infringement of any of the rights set out in sub-clause (1) above by reason of the Purchaser's possession, ownership or operation of the Vessel.

20.3. The loss referred to in sub-clause (2) above shall include, but shall not be limited to:

a. the costs and expenses of considering and defending any claim, demand or proceeding;

b. any sum paid or payable by the Purchaser in respect of any settlement or any such claim, demand or proceeding;

c. any sum paid or payable by the Purchaser to acquire a license under any of the rights set out in sub-clause (1) above; and

d. any sum paid or payable by the Purchaser to its servants or agents or to any operator of the Vessel to indemnify them or any of them against any such loss, damage, claim demand, processing or liability or the cost of acquiring a license under any of the such rights.

21.   TAXES AND DUTIES

21.1. The Builder shall pay or cause to be paid all taxes, duties, fees and stamp duties of whatsoever nature imposed in Korea in connection with the execution and performance of this Contract, However personal income taxes imposed by Korean Authority upon employees of the Purchaser, if any, shall be the Purchasers account.

21.2. The Purchaser shall pay or cause to be paid all taxes, duties, fees and stamp duties of whatsoever nature imposed outside Korea in connection with the execution and performance of this Contract.

22.   ASSIGNMENT

22.1. The Purchaser may transfer, by assignment or novation, to any third party or parties (herein "Assignee(s)") any of its rights and/or obligations under this Contract. Provided, however, that, to the extent that any such assignment or novation transfers to an Assignee the obligations of this Contract, the purchaser shall be responsible, jointly and severally with the Assignee, to perform the obligations of this Contract.

22.2. The Builder may, with the prior written approval of the Purchaser assign the benefit of this Contract.

23.   PRIORITY OF DOCUMENTS

23.1. The Appendices hereto shall form an integral part of this Contract as if the same were expressly set out herein.

23.2. If there is any discrepancy between the following documents priority between them shall be as follows:-

a. between the terms of this Contract (excluding the Specifications) and the terms of the Specifications, the terms of the former shall prevail;

b. between the Principal Drawings and the Specifications, the Specifications shall prevail;

c. between the Principal Drawings, in the order of precedence contained in Appendix I;

d. between one approved Plan and another approved Plan, the later in date shall prevail;

24.   NOTICES

24.1. Every notice, consent or approval (individually and collectively called "Communications" for the purposes of this Clause 24) given or required, whether expressly or impliedly, under this Contract shall be in writing.

24.2. Communications shall be given by the Builder to the Purchaser as follows:

      Address:          to be advised


      Attn:

      Facsimile

24.3. Communications shall be given by the Purchaser to the Builder as follows:

      Address:          to be advised

      Attn:

      Facsimile

25.   RECORDS AND AUDITS

25.1. The Builder shall maintain true and complete records in connection with the construction of the Vessel and all transactions related thereto, and shall retain all such records for not less than twenty-four (24) months following Delivery.

25.2. No director, employee or agent of the Builder shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with the work under this Contract, or enter into any business arrangement with any director, employee or agent of the Purchaser.

25.3. If any violation of sub-clause (2) above is found to have occurred prior to the date of signing this Contact and such violation is determined to have resulted directly or indirectly in the Purchaser's consent to enter into this Contract with the Builder the Purchaser may rescind this Contract by notice in writing to the Builder in which case the provisions of Clause 19.2 shall apply.

25.4. The Builder shall use its best endeavours to procure that all Subcontractors:-

a.    maintain records in accordance with sub-clause (1) above;

b. enter into obligations with the Builder, to the like intent and effect as those which bind the Builder as above. The Builder shall promptly notify the Purchaser of any violation of such obligations involving Subcontractors which comes to the Builder's notice.

26.   LAW

26.1. The construction, validity and performance of this Contract shall be governed by English Law.

27.   DISPUTES

27.1. Any claim, difference or dispute which may arise out of this Contract shall be decided by the Commercial Court of the Queen's Bench Division of the High Court of England and Wales to whose exclusive jurisdiction the parties hereby agree.

27.2. For the purposes of any proceedings pursuant to sub-clause (1) above, the parties hereby irrevocably appoint the following as their agents for the service of process:

      THE BUILDER

      To be advised


      Ref:  [      ]

      THE PURCHASER

      To be advised


      Ref:  [      ]

27.3. Without prejudice to the generality of sub-clause (1) above and without prejudice to any express provision contained herein for referral of any matter to an expert, any dispute or difference of opinion between the parties relating to conformity of the construction of the Vessel, Materials or workmanship with this Contract, the Specifications and the other Contract Documents may, by agreement between the Parties, be referred to an expert, acting as an expert and not an arbitrator, to be appointed by agreement between them and whose opinion on the matter shall be final and binding upon the parties hereto.

27.4. If the parties shall fail to agree either (i) to submit the dispute to a technical expert or (ii) upon the identity of a mutually acceptable technical expert as aforesaid, such dispute shall be settled in the manner as defined in sub-clause 1 above.

28.   MISCELLANEOUS

28.1 The terms of this Contract are to remain confidential to the parties and no disclosure of the same may be made to any third party other than for the purposes of permitting or ensuring its due performance by either party hereto. This obligation shall survive termination of this Contract for any reason whatsoever.

28.2. The Builder undertakes to ensure that all its supervisory staff, both on and off the construction site, are fluent in the English language and are capable of understanding any written or verbal instructions in the English language.

29.   SPARE PARTS

29.1. The Builder shall furnish spare parts and maintenance tools of the kind and in at least the specified quantities in accordance with the Specifications, Classification Society requirements, and the maker's standards, for items furnished by the Builder. The cost of these spare parts is included in the Contract Price.

29.2. In addition, the Builder shall supply to the Purchaser a list of the maker's recommended spare parts for two (2) years of continuous operations covering items supplied by Builder, at least six months prior to the Vessel's completion.

29.3. The spare parts furnished by the Builder shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements may be readily ordered.

29.4. The Builder shall complete the storage spaces installation in time to enable to positioning, labelling and listing of all spare parts (the Builder and Purchaser supplied) prior to Delivery. The Builder at his own cost shall be responsible for handling, bringing on board and storage on the Vessel of all spare parts, tools and supplies under instruction and supervision of Purchaser's Representative.

30.   SAFETY AND HEALTH STANDARDS

30.1. The Purchaser's Representative will have authority to monitor the performance of the work done by the Builder to ensure safe and workmanlike performance.

30.2. It is the Purchaser's policy not only to comply with the safety and health measures required by law but to act positively to prevent injury, ill health, damages and loss arising from its operations. The Purchaser requires the Builder and his sub-contractors to apply health, safety and local environmental standards in order to achieve high levels of performance. it is essential that the Builder and his sub-contractors undertaking work consistently show a high level of safety awareness and prove that they are capable of conducting themselves in a safe and competent manner in their area of activity.

30.3. The Builder acknowledges the Purchaser's strong commitment to safety and affirms that he has a written safety policy which has been signed and is actively supported and endorsed by Builder's management. The Builder further affirms that his safety policy is widely disseminated, understood and implemented by and among Builder's and Builder's sub-contractors' employees. This policy shall be in English and such other language(s) as required. A copy of Builder's Safety Policy shall be furnished to the Purchaser prior to start of the work.

30.4. It is essential that good housekeeping is maintained by the Builder's employees throughout the term of this Contract. The working areas shall be kept tidy at all times, access ways kept clear and surplus/scrap material removed daily. Cleaning up at end of the job is not considered sufficient. Spillage of oil or chemicals shall be cleared up immediately to avoid fire hazards, slippery surfaces, contact with toxic substance and other hazards. Appropriate safety precautions shall be taken during cleaning up. No oil grade with flash points lower than 55 degrees C shall be used for cleaning purposes.

30.5. Asbestos containing products are not to be applied on board the Vessel. Substitutes therefor shall be applied only after authorisation by the Purchaser.

30.6. The Builder shall report immediately to the Purchaser all accidents occurring during the term of this Contract and related to work thereunder, that result in injury to or death of any person and/or damage to or loss of property. Accidents are defined as "Unintentional or unplanned events that may or may not result in personal injury or equipment, plant, or property damage, or any combination of these. The Purchaser reserves the right to stop part or all of the work at no cost to the Purchaser until relevant unsafe acts and situations have been rectified and the period work is so stopped shall not be a permitted reason for extending the of Delivery Date. Any such stoppage of work shall be confirmed to the Builder in writing by the Purchaser stating the reasons for stoppage and the actions that the Builder has to implement for work to be permitted to resume. For minor violation of safety regulations the Purchaser may choose not to require work stoppage provided that the Builder promptly rectifies such violation.

30.7. The Purchaser may require the Builder to permanently remove and replace any of Builder's or Builder's sub-contractors' employees who violate safety regulations and any equipment which is obviously unsafe.

30.8. The Builder shall, at his own expense, supply his personnel and his sub-contractors' personnel with adequate protective personal clothing, safety helmets, safety shoes, and other protective equipment required for the type of work to be carried out.

31.   EFFECTIVENESS

31.1. This Contract is subject to, and shall become effective and legally binding on the parties as at the date of execution.

31.2. The date upon which the above conditions shall all have been satisfied shall be known hereunder as the "Effective Date".

IN WITNESS WHEREOF the parties hereto have caused this Contract to be duly executed the day and year first above written.

THE PURCHASER:                          THE BUILDER:

PETRODRILL CONSTRUCTION INC.            DAEWOO CORPORATION

/s/ DEREK LEACH                         /s/ YOUNG-KYUN SHIN
By: Derek Leach                         By: Young-Kyun Shin
Title: Attorney-in-Fact                 Title: Attorney-in-Fact

                                        DAEWOO HEAVY
                                        INDUSTRIES LTD

                                        /s/ YOUNG-KYUN SHIN
                                        By: Young-Kyun Shin
                                        Title: President

                                  APPENDIX III

                   FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

It is this day agreed that m.v. [                     ], built by the Builder as
Hull No.[   ] at its[         ] yard in [                    ] under a Contract
dated [   ] 1998 and made between the Builder and the Purchaser therein described has today been delivered by the Builder and accepted by the Purchaser.


Dated:

Signed ....................
for
[                        ].
The Builder



Signed ....................
for [                    ].
The Purchaser

                                  APPENDIX VII

                       LIST OF CERTIFICATES TO BE SUPPLIED
                            ON DELIVERY OF THE VESSEL

The Builder shall furnish, at the Builder's expense, to the Purchaser the following certificates upon delivery of the Vessel:

From the Classification Society:

a. Classification certificates for hull, machinery and electricals of the Vessel.
b.  Safety radio telegraph certificate.
c.  Load line certificate.
d.  Register tonnage certificate.
e.  Suez Canal tonnage certificate.
f.  MODU CODE certificate.
g.  Safety Construction certificate.
h.  Certificate of Navigation Lights.
i.  Certificate of Lifesaving Equipment, Fire Fighting and Fire Detection
    System.
j.  Compass Certificate.
k.  Compass Deviation Table.
1.  MARPOL International Oil Pollution Prevention Certificate (IOPPC).
m.  Load test and lifting appliances certificate.
n.  Test Certificate of Pressure Vessels.

From the Local Government Authority:

a.  De-ratting exemption certificate.
b.  Potable water analysis certificate.

                                  APPENDIX VIII

                                   MAKERS LIST

In accordance with Clause 5.6 of the contract the following maker's list details the Purchaser's preference based on (1) being the preferred supplier.

-------------------------------------------------------------------------------
                       AMETHYST - APPROVED SUPPLIERS LSIT
-------------------------------------------------------------------------------
                     Steel Suppliers                      (2)  British Steel
                                                          (1)  Inexa
                                                          (2)  Posco
                                                               Sumitomo
                                                               NSC
-------------------------------------------------------------------------------
                     Casting                              "TBA"
-------------------------------------------------------------------------------
16.000               Helideck                             (3)  Baynards
                                                          (2)  Raufoss
                                                          (1)  Marine Aluminium
-------------------------------------------------------------------------------
19.000               Painting                             (4)  Sigma
                                                          (3)  Hempel
                                                          (5)  Carboline
                                                          (3)  International
                                                          (1)  Jotun
-------------------------------------------------------------------------------
19.000               Cathodic Protection                  (3)  Wilson Walton
                                                          (1)  Jotun
                                                          (4)  Impalloy
                                                          (2)  Electrocataltic
-------------------------------------------------------------------------------
32.200               Mooring winches - Capstans           (4)  Navel
                                                          (2)  Norwinch
                                                          (1)  Ulstein
                                                          (3)  Pusness
                                                          (6)  Zicom
                                                          (5)  Plimsol
-------------------------------------------------------------------------------
34.010               Liferafts                            (2)  Zodiac
34.200                                                    (1)  Viking
                                                          (3)  Beaufort
                                                          (4)  RFD

                     Lifeboats                            (1)  Norsafe
                                                          (3)  Harding
                                                          (2)  Schat-Watercraft
-------------------------------------------------------------------------------
34.150               Fire Detection                       (1)  Thom Security
                                                          (4)  Minervia
                                                          (2)  Autronica
                                                          (3)  Siemens
-------------------------------------------------------------------------------
34.520               C02 system                           (1)  Unitor
                                                          (2)  LPG
                                                          (3)  Walter Kidde
                                                          (4)  Heisn Larsen
-------------------------------------------------------------------------------

36.000               Air Conditioning                     (4)  ABB Flakt Marine
                                                          (5)  Semco
                                                          (1)  Stork
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
73.000               Fuel Transfer Pumps                  (2)  Hamworthy
                                                          (3)  Allweiler
                                                          (1)  IMO
-------------------------------------------------------------------------------
75.000               Fresh water pumps                    (1)  Hamworthy
76.000               Sea water pumps                      (5)  Grundfoss
81.000               Ballast pumps                        (6)  Allweiler
                                                          (4)  Kvaerner
                                                          (7)  Shinko
                                                          (2)  Iron
                                                          (3)  Itvr
-------------------------------------------------------------------------------
81.500               Bilge / Dirty Oil Separator          (4)  Gefico
                                                          (3)  Blohm & Voss
                                                          (2)  Alfa Laval
                                                          (1)  Hermond Marine
-------------------------------------------------------------------------------
88.300               Fresh water makers                   (1)  Alfa-laval
                                                          (2)  Atlas
-------------------------------------------------------------------------------